Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 26, 2007, accompanying the consolidated financial statements and schedule included in the Annual Report of Versar Inc. on Form 10-K for the year ended June 29, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Versar Inc. on Forms S-8 (File No. 333-129893, effective November 22, 2005, File No. 333-129489, effective November 4, 2005, File No. 333-121619 effective December 23, 2004, File No. 333-106111 effective June 13, 2003 and File No. 333-21469 effective February 10, 1997).

McLean, Virginia	/S/ Grant Thornton LLP
September 26, 2007

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